ROBERT K LU

Managing Partner

 robert@richielitigation.com

Writer’s Direct Dial: 619.300.1849

Ex. 99.28.i.ii

March 28, 2018

State Funds

5550 Painted Mirage Road, Suite 320 Las Vegas, NV 89149

RE: State Funds, File Nos. 333-212580 and 811-23173

 Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post- Effective Amendment No. 1 to the Registration Statement, File Nos. 333 -212580 and 811- 23173 (the "Registration Statement"), of State Funds (the "Trust").

We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-Laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents,   papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 1 is effective for purposes of applicable federal and state securities laws, the shares of State Funds - Enhanced Ultra Short Duration Mutual Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information  of  the Trust, will be  legally issued, fully paid and   non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Sincerely,

/s/ Robert K Lu

ROBERT K LU

Managing Partner